Form 4
United States Securities and Exchange Commission, Washington, DC 20549

Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940






1. Name and Address of Reporting Person:
Moisan, Michael
c/o DDi Corp., 1220 Simon Circle, Anaheim, CA  92806

2. Issuer Name & ticker or trading symbol:
DDi Corp. - DDIC

3. IRS or Social Security Number of Reporting Person (Voluntary) n/a

4. Statement for Month/Year:
8/2002

5. Relationship of Reporting Person(s) to Issuer:
Officer (Vice President Operations, East Coast)

6. If Amendment, Date of Original
n/a

7. Individual or Joint/Group Filing
Form filed by One Reporting Person





Table I - Non-Derivative Securities Beneficially Owned

Title of Security: Common Stock
Transaction Date: 8/29/02
Transaction Code: M
Amount: 6,692
Securities Acquired or Dispose of: A (Acquired
Price: $0.3433
Amount of Securities Beneficially Owned at End of Month: 14,173
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a







Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $0.3433
Transaction Date: 8/29/02
Transaction Code: M
Number of Derivative Securites Disposed of: 6,692
Date Exercisable: 4/11/00
Expiration Date: 10/28/07
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 0
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series L Options
Conversion or Exercise Price of Derivative Security: $2.4358
Date Exercisable: 4/11/00
Expiration Date: 10/28/07
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 16,099
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $1.7808
Date Exercisable: 1/21/03 (1)
Expiration Date: 1/21/09
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 5,614
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series B Options
Conversion or Exercise Price of Derivative Security: $21.79
Date Exercisable: 1/21/03 (1)
Expiration Date: 1/21/09
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 5,614
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series C Options
Conversion or Exercise Price of Derivative Security: $14.00
Date Exercisable: 4/14/04 (1)
Expiration Date: 4/14/10
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 20,000
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series D Options
Conversion or Exercise Price of Derivative Security: $12.00
Date Exercisable: 4/25/04 (1)
Expiration Date: 4/25/10
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 18,400
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series F Options
Conversion or Exercise Price of Derivative Security: $17.26
Date Exercisable: 4/17/05 (1)
Expiration Date: 4/17/11
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 27,500
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $19.5625
Date Exercisable: 12/22/04 (1)
Expiration Date: 12/22/10
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 15,000
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $18.86
Date Exercisable: 7/23/05 (1)
Expiration Date: 7/23/11
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 10,000
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $7.02
Date Exercisable: 10/3/05 (1)
Expiration Date: 10/3/11
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 100,000
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $3.81
Transaction Date: 5/14/02
Transaction Code: A,V
Number of Derivative Securites Acquired: 7,360
Date Exerciseable: 12/31/02 (2)
Expiration Date: 5/14/16
Title of Underlying Securities: Common Stock
Amount or Number of Shares: 7,360
Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indurect Beneficial Ownership: n/a


Explanation of Responses:
Mr. Moisan is the Vice President Operations, East Coast for DDi Corp.

(1) Options vest in installments over four years beginning on the first anniversary of award.

(2) Options vest in installments over the course of 2002.



Signature of Reporting Person: Michael P. Moisan
Date: 10/3/02





Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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